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                                                                     EXHIBIT 11


                     COMPUTER NETWORK TECHNOLOGY CORPORATION

       Statement Re: Computation of Net Income Per Basic and Diluted Share
                      (in thousands, except per share data)
                                   (Unaudited)

                                                                               Weighted Average         Per Share
                                                      Net Income (loss)       Shares Outstanding          Amount
                                                      -----------------       ------------------        ---------
Three Months Ended April 30, 2001:
    Basic                                                $   (6,555)                29,718               $  (.22)
    Dilutive effect of employee stock purchase
      awards and options                                         --                     --                    --
                                                      ------------------------------------------------------------
    Diluted                                              $   (6,555)                29,718               $  (.22)
                                                      ============================================================

Three Months Ended April 30, 2000:
    Basic                                                $    1,830                 23,935               $   .08
    Dilutive effect of employee stock purchase
      awards and options(1)                                      --                  2,423                  (.01)
                                                      ------------------------------------------------------------
    Diluted                                              $    1,830                 26,358               $   .07
                                                      ============================================================


(1) Potential dilutive securities, consisting of outstanding stock options and shares issuable under the employee stock purchase plan, are included in the computation of diluted net income per share using the treasury stock method. Potential dilutive securities are excluded from the computation of diluted loss per share.